Exhibit 4.3

FIRST SUPPLEMENTAL INDENTURE

KH FUNDING COMPANY, a Maryland corporation,

as obligor

Series 3 Senior Secured Investment Debt Securities

$120,000,000.00

and

Series 4 Subordinated Unsecured Investment Debt Securities

$30,000,000.00

WELLS FARGO BANK, National Association, a National Banking Association,

as trustee

Dated as of May     , 2005

Supplementing the Indenture

Dated as of August 2, 2004

THIS FIRST SUPPLEMENTAL INDENTURE dated as of May     , 2005 between KH Funding Company, a Maryland corporation, as issuer (the “Company”), and Wells Fargo Bank, National Association, a National Banking Association, as trustee (the “Trustee”) (this “First Supplemental Indenture”), supplements and amends the Indenture dated as of August 2, 2004 (the “Original Indenture”) between the Company, and the Trustee.

WITNESSETH THAT:

WHEREAS, the Company and the Trustee have heretofore executed and delivered the Original Indenture to provide for the issuance of the Company’s debt securities to be issued in one or more series;

WHEREAS, Section 2.1 of the Original Indenture provides, among other things, that the Company may issue, from time to time in accordance with the provision of the Original Indenture, Additional Securities;

WHEREAS, the Company desires to provide for the issuance of Additional Securities and to set forth the terms that will be applicable thereto;

WHEREAS, all action on the part of the Company necessary to authorize the issuance of the Additional Securities under the Original Indenture and this First Supplemental Indenture (the Original Indenture, as amended and supplemented by this First Supplemental Indenture, being hereinafter called the “Indenture”) has been duly taken; and

WHEREAS, all acts and things necessary to make the Additional Securities, when executed by the Company and authenticated and delivered by the Trustee as provided in the Original Indenture, the legal, valid and binding obligations of the Company, and to constitute these presents a valid and binding supplemental indenture according to its terms binding on the Company, have been done and performed, and the execution of this First Supplemental Indenture and the creation and issuance under the Indenture of the Additional Securities have in all respects been duly authorized, and the Company in the exercise of the legal right and power vested in it, executes this First Supplemental Indenture and proposes to create, execute, issue and deliver the Additional Securities.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

That, in order to establish the terms and provisions of, and to authorize the authentication and delivery of, the Additional Securities, the Company and the Trustee agree to supplement the Original Indenture as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Additional Securities issued pursuant to the Company’s registration statement on Form SB-2 declared effective by the Securities and Exchange Commission on or about May     , 2005 (the “Securities”):

ARTICLE I.

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.1. Definitions.

Capitalized words and terms used in this First Supplemental Indenture and not otherwise defined herein shall have the meanings specified in this Section 1.1. Capitalized words and terms used in this First Supplemental Indenture and not defined in Section 1.1 herein shall, except as otherwise stated herein, have the meanings assigned to them in the Original Indenture.

Section 1.2. Recitals; Duties of Trustee.

The recitals contained in this First Supplemental Indenture are made by the Company and not by the Trustee; and all of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect hereof as fully and with like effect as if set forth herein in full.

Section 1.3. Relationship to Original Indenture and Additional Supplemental Indentures.

(a) The Original Indenture and this First Supplemental Indenture shall be read, taken, and construed as one and the same instrument. However, in the event of a conflict or a difference between the provisions of the Original Indenture and this First Supplemental Indenture, the provisions of this First Supplemental Indenture shall control. The provisions hereof shall remain in effect and shall be deemed a part of the Original Indenture for so long as the Investment Debt Securities remain Outstanding. Except as amended and supplemented hereby, the provisions of the Original Indenture shall remain in full force and effect.

(b) Additional Supplemental Indentures may be executed and delivered in accordance with the provisions of the Original Indenture. Nothing herein contained shall be deemed to relieve the Company from its obligations under any such Supplemental Indenture for so long as it remains in effect and, except as expressly provided in the Original Indenture, no provision of any such Supplemental Indenture shall be deemed to relieve the Company from its respective obligations under this First Supplemental Indenture for so long as it remains in effect.

Section 1.4. Rules of Construction.

Unless the context otherwise requires:

(a)	a term has the meaning assigned to it;

(b)	an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)	references to GAAP, as of any date, shall mean GAAP in effect in the United States as of such date;

(d)	“or” is not exclusive;

(e)	words in the singular include the plural, and in the plural include the singular, and use of any gender shall be deemed to be or include the other genders; and

(f)	provisions apply to successive events and transactions.

ARTICLE II.

THE ADDITIONAL SECURITIES

Section 2.1. Amount; Accounts; Interest; Maturity.

(a) The aggregate principal amount of Additional Securities that may be authenticated and delivered under this First Supplemental Indenture is $108,000,000 (the “Additional Securities”). The

Additional Securities may be subject to notations, legends or endorsements required by law, applicable rules and regulations and agreements to which the Company is subject or usage.

(b) The Company shall issue the Additional Securities as provided in Section 2.12 of the Original Indenture. The record of beneficial ownership of the Additional Securities shall be maintained and updated by the Company through the establishment and maintenance of Accounts. Each Additional Security shall be in such denominations as may be designated from time to time by the Company but in no event in an original denomination less than $5,000. This minimum amount may be increased or decreased from time to time by the Company and the Company, in its sole discretion, may accept a lesser amount from any Holder. The Investment Debt Securities shall be Fixed Term Notes and Demand Notes. The Fixed Term Notes shall have maturity dates of one year, three years and five years. The Demand Notes shall have demand periods of one day or thirty days.

(c) Each Additional Security shall bear interest from and commencing on its Interest Accrual Date at such rate of interest as the Company shall determine from time to time; provided, however, that (i) the Series 3 Senior Secured Security One Year Fixed Term Notes, Three Year Fixed Term Notes and Five Year Fixed Term Notes shall pay interest at an annual interest rate fixed at the time of issuance with the initial interest rates being 6.25%, 6.60% and 6.85% respectively, (ii) the Series 3 Senior Secured Security One Day Demand Notes and the Thirty Day Demand Notes shall pay interest at a variable annual interest rate with the initial rates being 5.00% and 5.25% respectively, and (iii) the Series 4 Subordinated Unsecured Security One Year Fixed Term Notes, Three Year Fixed Term Notes and Five Year Fixed Term Notes shall pay interest at an annual interest rate fixed at the time of issuance with the initial interest rates being 7.00%, 7.25% and 7.75% respectively. The Company may change the interest rates from time to time by filing a supplement to the Company’s prospectus.

(d) Interest on an Investment Debt Security will compound daily and will have interest paid, at the election of the Holder, either (i) monthly, quarterly, semi-annually or annually, or (ii) accrued and credited as principal to the Holder’s Account. To the extent any applicable interest payment date is not a Business Day, then interest shall be paid instead on the next succeeding Business Day. All interest payments on the Investment Debt Securities shall be approved prior to payment by the Company’s Treasurer.

(e) The Company will give each Holder of a Fixed Term Note (existing as of the applicable Maturity Record Date) a written notice at least seven days prior to the Maturity Date of the Fixed Term Note held by such Holder reminding such Holder of the pending maturity of the Fixed Term Note and noticing the Holder of the Company’s intention to repay, or if the Company does not intend to repay the Fixed Term Note, reminding the Holder that they must choose to either (i) redeem the Fixed Term Note, (ii) extend the Fixed Term Note, or (iii) transition the Fixed Term Note into a new account. If the Company gives notice to a Holder of the Company’s intention to repay a Fixed Term Note at maturity, no interest will accrue after the Maturity Date for such Fixed Term Note if payment is timely made. Otherwise, if a Holder requests repayment within seven days after the Maturity Date, the Company will pay interest on the Fixed Term Note during the period after the Fixed Term Note’s Maturity Date and prior to redemption at the rate being paid on such Fixed Term Note immediately prior to its maturity.

(f) The terms and provisions contained in the Investment Debt Securities shall constitute, and are hereby expressly made, a part of this First Supplemental Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this First Supplemental Indenture, and the Holders by accepting the Investment Debt Securities, expressly agree to such terms and provisions and to be bound thereby. In case of a conflict, the provisions of this First Supplemental Indenture shall control.

ARTICLE III.

REDEMPTION

Section 3.1. Prepayment by Company.

The Company may redeem, in whole or in part, any Investment Debt Security at any time without penalty or premium. The Company shall provide written notice of any such intention to the Holder thereof listed on the records maintained by the Company. In addition, except as provided in this Article III, the Company shall have no mandatory redemption or sinking fund obligations with respect to any of the Investment Debt Securities.

Upon the Company’s election to redeem any Investment Debt Security, the Company shall designate the Redemption Date for such Investment Debt Security, which Redemption Date shall be no more than thirty days after notice of such intention, and shall pay the Redemption Price to the Holder in accordance with the provisions set forth in Section 2.1 hereof. No interest shall accrue on an Investment Debt Security to be redeemed under this Article III for any period of time after the Redemption Date for such Investment Debt Security and after the Company has tendered the Redemption Price to the Holder.

The Company may offer, in its sole discretion, certain Holders of Investment Debt Securities the ability to extend the maturity of an existing Investment Debt Security through the redemption of the current note and the issuance of a new note.

Section 3.2. Redemption by Holder.

Any Holder of a Fixed Term Note, as described in Section 2.1 hereof, may require the Company to redeem, in whole and or in part subject to penalty, the Fixed Term Note held by such Holder by delivering to the Company an irrevocable election (a “Redemption Election”) requiring the Company to make such redemption or by executing a draft in a form provided by or approved by the Company. Upon receipt of a Redemption Election, the Company shall designate the Redemption Date for such Investment Debt Security, which Redemption Date shall be within ninety (90) Business Days after the Company’s receipt of the Redemption Election, and shall pay the Redemption Price, less a penalty of ninety (90) days interest earnings for One Year Fixed Term Notes and sixty (60) day’s interest earnings for each year in advance of maturity that the redemption occurs for Three Year Fixed Term Notes and Five Year Fixed Term Notes, to the Holder or his duly authorized attorney in fact, as the case may be, in accordance with the provisions set forth in Section 2.7 of the Original Indenture. No interest shall accrue on an Investment Debt Security to be redeemed under this Section 3.2 of Article III for any period of time after the Redemption Date for such Investment Debt Security and after the Company has tendered the Redemption Price to the Holder of the Investment Debt Security or his duly authorized attorney in fact.

Any Holder of a Demand Note, as described in Section 2.1 hereof, may require the Company to redeem, in whole and or in part, the Demand Note held by such Holder by delivering to the Company an irrevocable election (a “Redemption Election”) requiring the Company to make such redemption or by executing a draft in a form provided by or approved by the Company. Upon receipt of a Redemption Election, the Company shall designate the Redemption Date for such Investment Debt Security, which Redemption Date shall be within one day after the Company’s receipt of the Redemption Election for One Day Demand Notes and within thirty days after the Company’s receipt of the Redemption Election for Thirty Day Demand Notes, and shall pay the Redemption Price, to the Holder or his duly authorized attorney in fact, as the case may be, in accordance with the provisions set forth in Section 2.7 of the Original Indenture. No interest shall accrue on an Investment Debt Security to be redeemed under this Section 3.2 of Article III for any period of time after the Redemption Date for such Investment Debt Security and after the Company has tendered the Redemption Price to the Holder of the Investment Debt Security or his duly authorized attorney in fact.

ARTICLE IV.

SUBORDINATION

Section 4.1. Agreement to Subordinate.

The Company agrees, and each Holder by accepting a Series 4 Subordinated Unsecured Security consents and agrees, that the Indebtedness evidenced by the Series 4 Subordinated Unsecured Securities and the payment of the principal of and interest on the Series 4 Subordinated Unsecured Securities is subordinated in right of payment, to the extent and in the manner provided in this Article, to the prior payment in full, in cash, cash equivalents or otherwise in a manner satisfactory to the holders of Senior Debt, of all Obligations due in respect of Senior Debt of the Company whether outstanding on the date hereof or hereafter incurred, and that the subordination is for the benefit of the holders of Senior Debt.

For purposes of this Article IV, a payment or distribution on account of the Series 4 Subordinated Unsecured Securities may consist of cash, property or securities, by set-off or otherwise, and a payment or distribution on account of any of the Series 4 Subordinated Unsecured Securities shall include, without limitation, any redemption, purchase or other acquisition of the Series 4 Subordinated Unsecured Securities.

Section 4.2. Liquidation; Dissolution; Bankruptcy.

(a) Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon (i) any dissolution or winding-up or total or partial liquidation or reorganization of the Company whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, (ii) any bankruptcy or insolvency case or proceeding or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its assets, or (iii) any assignment for the benefit of creditors or any other marshaling of assets of the Company, all obligations due, or to become due, in respect of Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) shall first indefeasibly be paid in full, or provision shall have been made for such payment, in cash, cash equivalents or otherwise in a manner satisfactory to the holders of Senior Debt, before any payment is made on account of the principal of, premium, if any, or interest on the Series 4 Subordinated Unsecured Securities, except that Holders may receive securities that are subordinated to at least the same extent as the Series 4 Subordinated Unsecured Securities are to (x) Senior Debt and (y) any securities issued in exchange for Senior Debt. Upon any such dissolution winding-up, liquidation or reorganization, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holders of the Series 4 Subordinated Unsecured Securities or the Trustee under this Indenture would be entitled, except for the provisions hereof, shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Holders of the Series 4 Subordinated Unsecured Securities or by the Trustee under this Indenture if received by them, directly to the holders of Senior Debt (pro rata to such holders on the basis of the amounts of Senior Debt held by such holders) or their Representative or Representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Debt may have been issued, as their interests may appear, for application to the payment of Senior Debt remaining unpaid until all such Senior Debt has been indefeasibly paid in full, or provisions shall have been made for such payment, in cash, cash equivalents or otherwise in a manner satisfactory to the holders of Senior Debt, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of Senior Debt.

(b) For purposes of this Article IV, the words “cash, property or securities” shall not be deemed to include securities of the Company or any other corporation provided for by a plan of reorganization or readjustment which are subordinated, to at least the same extent as the Series 4 Subordinated Unsecured Securities, to the payment of all Senior Debt then outstanding or to the payment of all securities issued in exchange therefor to the holders of Senior Debt at the time outstanding. The consolidation of the Company with, or the merger of the Company with or into, another corporation or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another corporation upon the terms and conditions provided in Article V shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section if such other corporation shall, as part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Article V of the Original Indenture.

Section 4.3. Default of Senior Debt.

(a) In the event and during the continuation of any default in the payment of principal of (or premium, if any) or interest on any Senior Debt, or any amount owing from time to time under or in respect of Senior Debt or in the event that any nonpayment event of default with respect to any Senior Debt shall have occurred and be continuing and shall have resulted in such Senior Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable; or

(b) in the event that any other nonpayment event of default with respect to any Senior Debt shall have occurred and be continuing permitting the holders of such Senior Debt (or a trustee on behalf of the holders thereof) to declare such Senior Debt due and payable prior to the date on which it would otherwise have become due and payable, then the Company shall make no payment, direct or indirect to the Holders (including any payment which may be payable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of the Series 4 Subordinated Unsecured Securities) (other than securities that are subordinated to at least the same extent as the Series 4 Subordinated Unsecured Securities are to (x) Senior Debt and (y) any securities issued in exchange for Senior Debt) unless and until (i) such event of default shall have been cured or waived or shall have ceased to exist or such acceleration shall have been rescinded or annulled, or (ii) in case of any nonpayment event of default specified in this subsection (b), during the period (a “Payment Blockage Period”) commencing on the date the Company and the Trustee receive written notice (a “Payment Notice”) of such event of default (which notice shall be binding on the Trustee and the Holders as to the occurrence of such an event of default) from a holder of the Senior Debt to which such default relates and ending on the earliest of (A) 179 days after such date, (B) the date, if any, on which such Senior Debt to which such default relates is discharged or such default is waived by the holders of such Senior Debt or otherwise cured and (C) the date on which the Trustee receives written notice from the holder of such Senior Debt to which such default relates terminating the Payment Blockage Period. No new Payment Blockage Period may be commenced within 360 days after the receipt by the Trustee of any prior Payment Blockage Notice. For all purposes of this Section 4.3, no Event of Default which existed or was commencing with respect to the Senior Debt to which a Payment Blockage Period relates on the date such Payment Blockage Period commenced shall be or be made the basis for the commencement of any subsequent Payment Blockage Period unless such event of default is cured or waived for a period of not less than 180 consecutive days.

Section 4.4. When Distribution Must Be Paid Over.

If the Trustee or any Holder receives any payment with respect to the Series 4 Subordinated Unsecured Securities, whether in cash property or securities (other than securities that are subordinated to at least the same extent as the Series 4 Subordinated Unsecured Securities are to (x) Senior Debt and (y) any securities issued in exchange for Senior Debt at a time when such payment is prohibited by Article IV hereof), such payment shall be held by the Trustee or such Holder, in trust for the benefit of, and shall be paid forthwith over and delivered to, the trustee for holders of Senior Debt (pro rata to such holders on the basis of the amount of Senior Debt held by such holders) for application to the payment of all Obligations with respect to Senior Debt remaining unpaid to the extent necessary to pay such Obligations in full, in cash, cash equivalents or otherwise in a manner satisfactory to the holders of Senior Debt, in accordance with the terms of such Senior Debt, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.

With respect to the holders of Senior Debt, the Trustee undertakes to perform only such obligations on the part of the Trustee as are specifically set forth in this Article IV, and no implied covenants or obligations with respect to the holders of Senior Debt shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Debt, and shall not be liable to any such holders if the Trustee shall pay over to the Company or the trustee for the holders of Senior Debt money or assets to which any holders of Senior Debt shall be entitled by virtue of this Article IV, except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.

Section 4.5. Notice by Company.

The Company shall promptly notify the Trustee and the Paying Agent in writing of any facts known to the Company that would cause a payment of any Obligations with respect to the Company to violate this Article, but failure to give such notice shall not affect the subordination of the Series 4 Subordinated Unsecured Securities to the Senior Debt provided in this Article.

Section 4.6. Subrogation.

After all Senior Debt is paid in full, in cash, cash equivalents or otherwise in a manner satisfactory to the holders of such Senior Debt, and until the Series 4 Subordinated Unsecured Securities are paid in full, Holders shall be subrogated (equally and ratably with all other Indebtedness pari passu with the Series 4 Subordinated Unsecured Securities) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the Holders have been applied to the payment of Senior Debt. A distribution made under this Article to holders of Senior Debt which otherwise would have been made to Holders is not, as between the Company and Holders, a payment by the Company on the Senior Debt.

Section 4.7. Relative Rights.

This Article defines the relative rights of Holders and holders of Senior Debt. Nothing in this Indenture shall:

(1) impair, as between the Company and Holders, the obligations of the Company, which are absolute and unconditional, to pay principal of and interest on the Series 4 Subordinated Unsecured Securities in accordance with their terms;

(2) affect the relative rights of Holders and creditors of the Company other than their rights in relation to holders of Senior Debt; or

(3) prevent the Trustee or any Holder from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Debt to receive distributions and payments otherwise payable to Holders.

If the Company fails because of this Article to pay principal of or interest on a Series 4 Subordinated Unsecured Security on the due date, the failure is still a Default or Event of Default.

Section 4.8. Subordination May Not Be Impaired by the Company or Holders of Senior Debt.

No right of any present or future holder of Senior Debt to enforce the subordination of the Indebtedness evidenced by the Series 4 Subordinated Unsecured Securities and the Obligations related thereto shall be prejudiced or impaired by any act or failure to act by any such holder or by the Company, the Trustee or any Agent or by the failure of the Company to comply with this First Supplemental Indenture, regardless of any knowledge thereof which any such holder may have or otherwise be charged with.

Without limiting the effect of the preceding paragraph, any holder of Senior Debt may at any time and from time to time without the consent of or notice to any other holder or to the Trustee, without impairing or releasing any of the rights of any holder of Senior Debt under this Indenture, upon or without any terms or conditions and in whole or in part:

(a) change the manner, place or term of payment, or change or extend the time of payment of, renew or alter any Senior Debt or any other liability of the Company to such holder, any security therefor, or any liability incurred directly or indirectly in respect thereof, and the provisions of this Article X shall apply to the Series 4 Subordinated Unsecured Securities as so changed, extended, renewed or altered;

(b) notwithstanding the provisions of Section 4.1 hereof, sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, any Senior Debt or any other liability of the Company to such holder or any other liabilities incurred directly or indirectly in respect thereof or hereof or any offset there against;

(c) exercise or refrain from exercising any rights or remedies against the Company or others or otherwise act or refrain from acting or, for any reason, fail to file, record or otherwise perfect any security interest in or lien on any property of the Company or any other Person; and

(d) settle or compromise any Senior Debt or any other liability of the Company to such holder, or any security therefor, or any liability incurred directly or indirectly in respect thereof.

All rights and interests under this Indenture of any holder of Senior Debt and all agreements and obligations of the Trustee, the Holders, and the Company under Article VI of the Original Indenture and under this Article IV shall remain in full force and effect irrespective of (i) any lack of validity or enforceability of any agreement or instrument relating to any Senior Debt or (ii) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Trustee, any Holder, or the Company.

Any holder of Senior Debt hereby authorized to demand specific performance of the provisions of this Article IV, whether or not the Company shall have complied with any of the provisions of this Article IV applicable to it, may demand such at any time when the Trustee or any Holder shall have failed to comply with any of these provisions. The Trustee and the Holders irrevocably waive any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

Section 4.9. Distribution or Notice to Representative.

Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their representative.

Upon any payment or distribution of assets of the Company referred to in this Article IV, the Trustee and the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which bankruptcy, dissolution, winding-up, liquidation or reorganization proceedings are pending or upon any certificate of any representative of any holder of Senior Debt or of the liquidating trustee or agent or other Person making any distribution, delivered to the Trustee or to the Holders, for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article IV.

Section 4.10. Rights of Trustee and Paying Agent.

Notwithstanding the provisions of this Article IV or any other provision of this First Supplemental Indenture, the Trustee shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment or distribution by the Trustee, or the taking of any action by the Trustee, and the Trustee or Paying Agent may continue to make payments on the Series 4 Subordinated Unsecured Securities unless it shall have received at its Corporate Trust Division at least 15 days prior to the date of such payment written notice of facts that would cause the payment of any Obligations with respect to the Series 4 Subordinated Unsecured Securities to violate this Article, which notice, unless specified by a holder of Senior Debt as such, shall not be deemed to be a Payment Notice. The Trustee may conclusively rely on such notice. Only the Company or a holder of Senior Debt may give the notice. Nothing in this Article IV shall apply to amounts due to, or impair the claims of, or payments to, the Trustee under or pursuant to Section 7.7 of the Original Indenture.

The Trustee in its individual or any other capacity may hold Senior Debt with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights.

Section 4.11. Authorization to Effect Subordination.

Each Holder of a Series 4 Subordinated Unsecured Security by his acceptance thereof authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate, as between the holders of Senior Debt and the Holders, the subordination as provided in this Article IV, and appoints the Trustee his attorney-in-fact for any and all such purposes.

Section 4.12. Article Applicable to Paying Agent.

In case at any time any Paying Agent (other than the Trustee or the Company) shall have been appointed by the Company and be then acting hereunder, the term “Trustee” as used in this Article IV shall in such case (unless the context otherwise requires) be construed as extending to and including such Paying Agent within its meaning as fully for all intents and purposes as if such Paying Agent were named in this Article IV in addition to or in place of the Trustee.

Section 4.13. Miscellaneous.

(a) The agreements contained in this Article IV shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by any holder of Senior Debt upon the insolvency, bankruptcy or reorganization of the Company or otherwise, all as though such payment had not been made.

(b) The Trustee shall notify all holders of Senior Debt (of whose identity the Trustee has received reasonable advance written notice) of the existence of any Default or Event of Default under Section 6.1 of the Original Indenture promptly after a Responsible Officer of the Trustee actually becomes aware thereof; provided, however, that at least 5 Business Days prior to the notification of any holder of Senior Debt under Section 7.5 of the Original Indenture, the Trustee shall provide the Company with notice of its intent to provide such notification.

ARTICLE X

MISCELLANEOUS

Section 5.1. Incorporation of Supplemental Indenture into Indenture.

This Supplemental Indenture is executed by the Company and the Trustee pursuant to the provisions of Section 2.1 of the Indenture, and the terms and conditions hereof shall be deemed to be part of the Indenture for all purposes upon the effectiveness of this First Supplemental Indenture. The Indenture, as amended and supplemented by this First Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 5.2. Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 5.3. Governing Law.

The internal laws of the State of Maryland shall govern and be used to construe this First Supplemental Indenture, without regard to the conflicts of laws provisions thereof.

Section 5.4. Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

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SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year first written above.

ATTEST:	KH FUNDING COMPANY

Robert L. Harris, President

WELLS FARGO BANK, N.A.
as Trustee

Robert L. Reynolds
Vice President

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